Exhibit 21.1

Peregrine Semiconductor Europe,

incorporated under the laws of France

Bâtiment Maine

13-15 rue des Quatre Vents

F- 92380 Garches

France

Tel: +33-1-47-41-9173

Fax: +33-1-47-41-9173

Peregrine Semiconductor KK (Japan),

incorporated under the laws of Japan

601 Yaesu Kyodo Bldg

2-5-9 Yaesu, Chuo-ku

Tokyo Japan 104-0028

Tel: +81-3-3527-9847

Fax: +81-3-3527-9848